Exhibit 5.1

MCGRATH NORTH MULLIN & KRATZ, PC LLO
SUITE 3700 FIRST NATIONAL TOWER
1601 DODGE STREET
OMAHA, NEBRASKA 68102
PH: (402) 341-3070

August 21, 2015

FitLife Brands, Inc.
4509 143rd Street, Suite 1
Omaha, NE 68137

Ladies and Gentlemen:

We have acted as counsel to FitLife Brands, Inc., a Nevada corporation (the “Company”), in connection with a Registration Statement on Form S-4 (No. 333-205532) (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, initially filed by the Company on July 7, 2015.  The Registration Statement includes a prospectus (the “Prospectus”) to be furnished to the holders of common stock and preferred stock of iSatori, Inc., a Delaware corporation (“iSatori”)  in connection with the merger of iSatori, with and into ISFL Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of the Company (“Merger Sub”), with iSatori as the surviving entity (the “Merger”) pursuant to the terms of the Agreement and Plan of Merger dated as of May 18, 2015, by and between the Company, iSatori, and Merger Sub.  The Registration Statement relates up to 4,360,933 (shares of Common Stock that may be issued by the Company in the Merger (the “Securities”).

In connection with our opinion, we have relied upon, among other things, our examination of such documents, records of the Company and certificates of its officers and public officials as we have deemed necessary for purposes of the opinions expressed below. In our examination of the foregoing, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies.

Based upon the foregoing, and having regard for such legal considerations as we have deemed relevant, we are of the opinion that the Securities have been duly authorized, and when issued and delivered upon payment therefor in the manner and on the terms described in the Registration Statement (after the same is effective), will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the references to McGrath North Mullin & Kratz, PC LLO under the caption “Legal Matters” in the prospectus comprising a part of the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder by the SEC.

Yours very truly,

/s/ McGrath North Mullin & Kratz, PC LLO

McGrath North Mullin & Kratz, PC LLO